Exhibit 99.1

For Immediate Release

U.S. Concrete Completes Acquisition of Polaris Materials Corporation

EULESS, Texas, November 17, 2017 – U.S. Concrete, Inc. (NASDAQ:USCR) (“U.S. Concrete”) and Polaris Materials Corporation (TSX:PLS) (“Polaris”) are pleased to announce the closing of the previously announced arrangement (the “Arrangement”), pursuant to which U.S. Concrete has acquired all of the issued and outstanding common shares of Polaris.

Under the terms of the Arrangement, all of the issued and outstanding common shares of Polaris were acquired by U.S. Concrete in exchange for consideration of C$3.40 per share in cash by way of a statutory plan of arrangement. Upon closing of the Arrangement, U.S. Concrete paid an aggregate of approximately C$300.7 million to former Polaris shareholders. In addition, option holders and holders of deferred share units were paid an aggregate of approximately C$8.4 million pursuant to the Arrangement. U.S. Concrete now owns 100% of the outstanding shares of Polaris, through a wholly-owned subsidiary.

“We are extremely excited to close the acquisition of Polaris. This acquisition will enable us to self-supply a majority of our current Northern California aggregate requirements and to further expand our footprint into other supply constrained markets along the West Coast, including Southern California,” commented U.S. Concrete’s President, CEO and Vice Chairman, William J. Sandbrook. “The addition of Polaris to the U.S. Concrete family is further evidence of our commitment to increased vertical integration into aggregates to capitalize on attractive long-term growth opportunities for our shareholders. We look forward to working with our First Nations partners in the Orca Quarry, the Kwakiutl Band and ‘Namgis First Nation, as the strength of those relationships are a vital part of the success of the business, today and for the future.”

The Polaris common shares are expected to be delisted from the Toronto Stock Exchange (the “TSX”) on or about November 20, 2017.

Full details of the Arrangement and certain other matters are set out in the management information circular of Polaris (the “Information Circular”) dated October 10, 2017. Registered Polaris shareholders should send their completed and executed letters of transmittal and Polaris share certificates to the depositary, Computershare Investor Services Inc., as soon as possible in order to receive the consideration to which they are entitled to under the Plan of Arrangement. A copy of the Information Circular, the letter of transmittal and the early warning report filed by U.S. Concrete in connection with the acquisition of the Polaris common shares can be found under Polaris’ profile on SEDAR at www.sedar.com or by contacting U.S. Concrete at the number shown below.

Advisors

RBC Capital Markets, LLC served as U.S. Concrete’s financial advisor, NMB Advisory, Inc. served as U.S. Concrete’s outside advisor and Akin Gump Strauss Hauer & Feld LLP and Cassels Brock & Blackwell, LLP served as U.S. Concrete’s legal advisors in the United States and Canada, respectively.

Polaris’ Board of Directors retained Canaccord Genuity as its exclusive financial advisor. Faskens Martineau DuMoulin LLP acted as legal counsel to Polaris, Osler, Hoskin & Harcourt LLP acted as legal counsel to Polaris’ special committee and Dorsey & Whitney LLP acted as legal counsel to Polaris on US matters.

About U.S. Concrete, Inc.

U.S. Concrete serves the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and aggregate products. The Company has 162 standard ready-mixed concrete plants, 17 volumetric ready-mixed concrete facilities, and 18 producing aggregates facilities. During 2016, U.S. Concrete sold approximately 8.1 million cubic yards of ready-mixed concrete and approximately 5.6 million tons of aggregates.

About Polaris Materials Corporation

Polaris is engaged in the development and operation of construction aggregate quarries in Canada to supply distribution facilities in the United States through coastal shipping. Polaris’ active construction aggregate interests consist of its Orca Sand and Gravel Quarry in British Columbia and two associated receiving terminals in Richmond and Long Beach, California. Polaris also owns the Black Bear Project located in close proximity to the Orca Quarry, and a controlling interest in the Eagle Rock Quarry Project, located on the coast of central Vancouver Island.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements and information that are based on management’s belief, as well as assumptions made by and information currently available to management of U.S. Concrete and Polaris. These forward-looking statements speak only as of the date of this press release. U.S. Concrete and Polaris disclaim any obligation to update these statements and caution you not to rely unduly on them. Forward-looking information includes, but is not limited to, statements regarding the anticipated date the Polaris common shares will be delisted from the TSX and expectations for other economic, business and/or competitive factors, including U.S. Concrete’s expansion in other constrained markets, including Southern California. Although U.S. Concrete and Polaris believe that the expectations reflected in such forward-looking statements are reasonable, they can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to effectively integrate the operations of Polaris; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete and Polaris’ businesses; adverse weather conditions; the availability and pricing of raw materials; the availability of refinancing alternatives; results of litigation; and general risks related to the industry and markets in which U.S. Concrete and Polaris operate. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in filings made by U.S. Concrete with the Securities and Exchange Commission, and filings made by Polaris with Canadian securities regulators. U.S. Concrete and Polaris do not intend or undertake to publicly update any forward-looking statements that are included in this document, whether as a result of new information, future events or otherwise, except in accordance with applicable securities laws.

Source: USCR-G

Company Contact Information:

U.S. Concrete, Inc. Investor Relations

844-828-4774

IR@us-concrete.com

Media Contact:

Media@us-concrete.com

Polaris Materials Corporation Investor Relations

Tel: (604) 915-5000 Ext. 104

info@polarismaterials.com